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                                                                               1

 EXHIBIT 4.1

                            STOCK OPTION AGREEMENT



             This STOCK OPTION AGREEMENT (the "Agreement") is made as of November 13, 1998, by and among Mr. Hugh Brian Haney ("Holder"), Dr. Bryan J. Zwan ("Dr. Zwan") and Digital Lightwave, Inc. (the "Company").

             WHEREAS Holder and Dr. Zwan have entered into a Settlement Agreement with respect to certain litigations that Holder has brought against Dr. Zwan and the Company and others, and a Mutual General Release; and

             WHEREAS Dr. Zwan has agreed as part of the Settlement Agreement to grant Holder the option set forth in this Agreement;

             NOW, THEREFORE, in consideration of the convenants and agreements set forth in this Agreement, the Settlement Agreement and the Mutual General Release, Holder, Dr. Zwan and the Company agree as follows.

             1. GRANT OF OPTION. Dr. Zwan grants to Holder as of the Grant Date (as defined in the second paragraph of this Section 1), subject to the terms and provisions set forth hereinafter, the right and option to purchase two million (2,000,000) shares of the common stock of the Company (the "Common Stock"), which Common Stock has a par value of $.0001 and is the only class of common stock outstanding as of the date of execution of this Agreement, at the purchase price of


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One Dollar ($1.00) per share (the option hereby granted being hereinafter referred to as the "Option" and the shares of Common Stock purchased upon exercise of the Option being referred to herein as the "Option Shares"). The Option shall be a non-qualified option and shall not be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             The Option shall not be considered granted or become exercisable unless and until Holder delivers to Dr. Zwan and the Company a fully executed counterpart hereof. Thereafter, the Option shall be exercisable in accordance with Sections 2 and 3 hereof. The date on which Holder delivers a fully executed counterpart of this Agreement to Dr. Zwan is referred to herein as the "Grant Date".

             2. EXERCISE OF OPTION. Holder may exercise the Option, at any time and from time to time, on or before October 20, 2008, in whole or in part. Except as otherwise provided in the notice provisions of Sections 7 and 8 of this Agreement, in the event that Holder wishes to exercise the Option in whole or in part, Holder shall send a written notice to Dr. Zwan specifying a date not less than thirty (30) days nor more than one hundred twenty (120) days from the date such notice is mailed for the closing of such purchase; provided, however, that Dr. Zwan shall not be obligated to close such purchase during any Blackout Period previously established by the Company or any time during the months of November and


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December in any year.

             3. PAYMENT AND DELIVERY OF CERTIFICATE. At any closing pursuant to this Agreement, Holder shall make payment to Dr. Zwan of the aggregate price for the Option Shares that he is purchasing by certified or bank check payable to Dr. Zwan or by wire transfer of immediately-available federal funds to a bank and account designated by Dr. Zwan, and Dr. Zwan shall deliver to Holder a duly-executed certificate representing the Option Shares that Holder has purchased containing no restrictive legend other than as contemplated by Section 5(h) of this Agreement.

             4.     REPRESENTATIONS AND WARRANTIES OF DR. ZWAN AND THE COMPANY.

                  (a) Dr. Zwan represents and warrants to Holder that as of the date of this Agreement and again as of the date of any closing pursuant to this
Agreement:

                  (i) Dr. Zwan has power and authority to enter into and perform all of his obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Dr. Zwan enforceable against him in accordance with its terms;

                  (ii) The execution, delivery and performance of this Agreement by Dr. Zwan in his individual capacity will not require the consent of any other person or constitute a violation of, conflict with or result in a default under any (A) agreement to which Dr. Zwan is a party or by which Dr. Zwan is bound; or (B) judgment, decree, order, statute, rule


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or governmental regulation applicable to Dr. Zwan;

                  (iii) The Option Shares are owned beneficially and of record by Dr. Zwan, are fully paid and non-assessable and are free and clear of all adverse claims, liens, encumbrances and security interests (except for the transfer restrictions set forth in this Agreement or as set forth on the legend on the certificate representing such shares of Common Stock to which Section 5(h) of this Agreement refers);

                  (iv) Upon purchase of the Option Shares, such Option Shares will be fully-paid and non-assessable and Holder will receive good and marketable title to the Option Shares, free of all adverse claims, liens, encumbrances and security interests, other than such of the foregoing as may have been created by or through Holder or as set forth on the legend on the certificate representing the Option Shares as permitted by Section 5(h) of this Agreement.

                  (b) The Company represents and warrants to Holder that as of the date of this Agreement and again as of the date of any closing pursuant to this Agreement:

                  (i) The Company has power and authority to enter into and perform all of its obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms;

                  (ii) The execution, delivery and performance of this Agreement by the Company will not require the consent of


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                                                                               5

any other person or constitute a violation of, conflict with or result in a default under any (A) agreement to which the Company is a party or by which the Company is bound; or (B) judgment, decree, order, statute, rule or governmental regulation applicable to the Company.

             5. REPRESENTATIONS AND WARRANTIES OF HOLDER. Holder represents and warrants to Dr. Zwan and the Company that as of the date of this Agreement and again as of the date of any closing pursuant to this Agreement:

                  (a) Holder has power and authority to enter into and perform all of his obligations under this Agreement and this Agreement constitutes a legal, valid and binding obligation of Holder enforceable against him in accordance with its terms;

                  (b) The execution, delivery and performance of this Agreement by Holder will not require the consent of any other person or constitute a violation of, conflict with or result in a default under any (i) agreement to which Holder is a party or by which Holder is bound; or (ii) judgment, decree, order, statute, rule or governmental regulation applicable to Holder;

                  (c) Holder will not offer to sell or otherwise dispose of any Option Shares in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act") or any other applicable federal or state securities laws;


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                  (d)    Holder understands that (i) the Option and the Option
Shares have not been, and, except as provided for in this Agreement, will not be, registered under the 1933 Act on the ground that the grant and the sale provided for in this Agreement are exempt under the 1933 Act and regulations issued thereunder; (ii) the reliance of Dr. Zwan on such exemption is predicated on the representations of Holder set forth in this Agreement; and (iii) the Option Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom;

                  (e) Holder has such knowledge and experience in financial and business matters and with respect to investments in securities as to be capable of evaluating the merits and risks of ownership of the Common Stock and he is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof;

                  (f) Holder is familiar with the business of the Company and, in formulating a decision to enter into this Agreement, Holder has relied solely upon an independent investigation of the Company's business and upon consultations with his legal and financial advisers with respect to this Agreement and the nature of his investment, and in entering into this Agreement no reliance was placed upon any representations or warranties other than those contained herein;

                  (g)    Upon exercise of the Option, Holder will


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purchase the Option Shares for investment only and not with a view to distribution in violation of applicable securities laws;

                  (h) Holder acknowledges that the certificate evidencing the Option Shares purchased by him will bear the following legend: THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM;

                  (i) Holder is aware that the Option and the Option Shares have not been approved or disapproved by the Securities and Exchange Commission or any state securities agency; and

                  (j) Holder is an "accredited investor" as such term is defined under Rule 501 of Regulation D under the 1933 Act.

             6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the number or classification of shares of outstanding Common Stock, the kind and number of securities subject to the Option shall be adjusted in the same manner as that for all other shareholders and the purchase price per share shall be adjusted correspondingly. The existence of the Option granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to


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make or authorize any adjustment, recapitalization, reorganization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding, without prejudice to the right of Holder set forth above in this Section 6.

             7. REGISTRATION RIGHTS. (a) If the Company at any time proposes to sell any shares of Common Stock pursuant to an offering of securities registered under the 1933 Act (other than a registration on (i) Form S-4 or S-8 under the 1933 Act or (ii) any successor form) and such registered offering would include Common Stock to be sold by Dr. Zwan, the Company shall give reasonable written notice thereof (the "Public Offering Notice") to Holder. If a Public Offering Notice is given, then, no later than ten (10) days after the receipt of the Public Offering Notice, Holder may exercise the Option (the closing of which shall take place as soon as practicable) and present a request (the "Request") to the Company specifying the number of Option Shares intended to be sold or disposed of by Holder and describing the method of disposition thereof (if the offering described in the Public Offering Notice is to be


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underwritten, the Holder shall be required to make his offering through the same underwriters and to sign the underwriting agreement). The Company will, at its expense (excluding commissions and a pro rata share of expenses payable to underwriters and the fees of any counsel or other advisors engaged by Holder), use its best efforts to cause the registration under the 1933 Act of the shares stated in Holder's Request or, if less, the Share for Share Number of Holder's Option Shares, for disposition in accordance with the intended method of disposition as stated in Holder's Request (except as provided above), and to cause such registration to become effective under the 1933 Act and such disposition to be qualified or exempt from qualification under "blue sky" laws of such states as Holder may reasonably request. However, the Company (i) may at any time delay, abandon or withdraw any such registration or registration statement (in which case it shall not be required to register any of Holder's shares otherwise required to be included in such registration) and (ii) shall not be required to register Holder's Option Shares pursuant to this Section 7 in connection with any proposed registration to the extent that, in the opinion of the managing underwriter, the inclusion of such Holder's Option Shares would adversely affect the offering. As used in this Section 7, the term "Share for Share" shall mean the number of shares of Common Stock being offered by Dr. Zwan that are to be registered. Notwithstanding any of the foregoing, if


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Holder has Option Shares available for registration and has presented a Request,
Dr. Zwan shall not register more shares of Common Stock than the number of shares of Common Stock for which Holder has the opportunity to register.

                  (b) If any registration of Common Stock shall be in connection with an underwritten public offering, and if Holder is participating in such offering, Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the 1933 Act, of any shares of Common Stock and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the seven days prior to, and during the 180-day period (or such lesser period agreed to by the Company, Dr. Zwan and Holder with any underwriters for such registration of Common Stock) which begins on, the effective date of such registration statement (except as part of such registration).

                  (c) Holder agrees that, upon receipt of any notice from the Company of the happening of any event that causes the Company to supplement, amend or withdraw the prospectus included in any registration statement relating to an offering of Common Stock in which Holder is participating, Holder shall discontinue disposition of Common Stock pursuant


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to the registration statement covering such Common Stock until Holder's receipt of copies of a supplemented or amended prospectus from the Company, and, if so directed by the Company, Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in Holder's possession, of the unsupplemented, unamended or withdrawn prospectus.

             8. ACQUISITION OR SALE OF THE COMPANY. In the event that any person or entity (including without limitation a "group" as contemplated by Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") but excluding the Company, its affiliates, any employee benefit plan maintained by the Company, or an underwriter temporarily holding securities pursuant to an offering of such securities), other than Dr. Zwan, proposes to obtain beneficial ownership (as determined pursuant to Regulation 13d-3 under the 1934 Act) of ninety percent (90%) or more (based on voting power) of the Company's outstanding capital stock (such transaction a "Proposed Sale"), the Company shall give notice thereof (the "Sale Notice") to Holder describing the terms of the proposed sale in reasonable detail, including the identity of the proposed purchasers and the number of shares to be sold. Holder shall then have the right to exercise the Option and the closing shall take place within ten
(10) days following the receipt of the Sale Notice. If Holder elects not to exercise the Option, the Option shall


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expire and be of no further force or effect upon consummation of the Proposed
Sale identified in the Sale Notice. If Holder exercises the Option in accordance with the provisions above, Holder shall sell all the Option Shares held by Holder and such Option Shares shall be purchased, simultaneously with, and conditioned upon, the closing of the Proposed Sale, at the price (whether in cash or other consideration) per share of Common Stock and on the other terms of the Proposed Sale.

             9.     MISCELLANEOUS.

             (a) NON-ASSIGNABILITY. The rights and obligations of the Holder under this Agreement shall not be transferable or assignable, other than by will or the laws of descent and distribution, and the Option shall be exercisable, during Holder's lifetime, only by him or, during periods of legal disability, by his legal representative. The Option shall not be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Option shall not be assigned by Holder without the written consent of Zwan, other than to HBH Assets, Ltd., an Ohio limited liability company controlled by Holder. In the event that Holder shall cease to own at least seventy-five percent (75%) of HBH Assets, Ltd., the Option automatically shall revert to Holder. If Holder assigns the Option, the Option shall remain subject to the terms and conditions of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, heirs, successors and assigns of the


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Holder.

                  (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written instrument executed by each of Holder, Dr. Zwan and the Company.

                  (c) NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by facsimile or by mail (registered or certified mail, postage pre-paid, return receipt requested) to the respective parties as follows:

             If to Dr. Zwan: c/o Digital Lightwave, Inc., Attention Bryan J. Zwan, Fifth Floor, 601 Cleveland Street, Clearwater, Florida 33755, Facsimile:
(813) 467-0702;

             If to Holder: H. Brian Haney, c/o Law Office of Eric L. Brown Co., L.P.A., Suite 550, 172 East State Street, Columbus, Ohio 43215.

             If to the Company: c/o Digital Lightwave, Inc., Attention Bryan J. Zwan, Fifth Floor, 601 Cleveland Street, Clearwater, Florida 33755, Facsimile:
(813) 467-0702; or to such other address as a party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

                  (d)    GOVERNING LAW.  This Agreement shall be


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governed by and construed in accordance with the substantive law of the State of
Ohio without giving effect to the principles of conflict of laws of the State of Ohio.

                  (e) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (f) EFFECT OF HEADINGS. The section headings in this Agreement are for convenience only and shall not affect the construction of the language of this Agreement.

                  (g) RIGHTS OF HOLDER IN STOCK. Neither Holder, nor his successor in interest, shall have any of the rights of a shareholder of the Company with respect to the shares for which the Option is exercised until after any closing pursuant to the Agreement.

                  (h) CONTRA PROFERENTEM INAPPLICABLE. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against the drafter.

                  (i) SUCCESSORS OF THE COMPANY. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company.


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                  (j)    Zwan shall, for the term of this Agreement, at all
times own, control and keep available for exercise of the option contemplated by this Agreement, at least 2,000,000 shares of Common Stock, free and clear of all encumbrances.

             IN WITNESS OF this Agreement, Holder, Dr. Zwan and, after having been duly authorized, the Company have signed this Agreement on the lines below.


                                 /s/ Hugh Brian Haney
                                 -----------------------------------------------
                                 HUGH BRIAN HANEY


             Sworn to before me and subscribed in my presence on November 13, 1998.


                                 /s/ Mark R. Abel
                                 -----------------------------------------------
                                 Notary Public
                                 Attorney-at-Law
                                 Lifetime Commission


                                 /s/ Bryan J. Zwan
                                 -----------------------------------------------
                                 BRYAN J. ZWAN




             Sworn to before me and subscribed in my presence on November 13, 1998.


                                 /s/Mark R. Abel
                                 -----------------------------------------------
                                 Notary Public
                                 Attorney-at-Law
                                 Lifetime Commission



                                 DIGITAL LIGHTWAVE, INC.

                                 By   /s/ Bryan J. Zwan
                                 -----------------------------------------------


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                                 Its   Chief Executive Officer
                                       -----------------------------------------

             Sworn to before me and subscribed in my presence on November 13, 1998.


                                 /s/ Mark R. Abel
                                 -----------------------------------------------
                                 Notary Public
                                 Attorney-at-Law
                                 Lifetime Commission